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                                                                       Exhibit 1

                      MICRION CORPORATION AND SUBSIDIARIES

                 Statement of Computation of Per Share Earnings


                                                  (UNAUDITED)                     (UNAUDITED)
                                              For the three months            For the nine months
                                                 ended March 31,                 ended March 31,
                                              1996            1997            1996            1997
                                              ----            ----            ----            ----
                                                       (in thousands except per share data)

Net Income ........................          $  446          $  542          $1,513          $2,517

(a) Computation of Primary Earnings
     per Share:

Weighted average common
equivalent shares outstanding
  Common stock ....................           3,907           4,039           3,905           4,035
  Common stock equivalents:
    Warrants(1) ...................              53              65              49              54
    Options (2) ...................              94             204              66             125
                                             ------          ------          ------          ------
Weighted average common and
common equivalent shares
outstanding .......................           4,054           4,308           4,020           4,214
                                             ======          ======          ======          ======


 Primary Earnings per Share .......          $ 0.11          $ 0.13          $ 0.38          $ 0.60
                                             ======          ======          ======          ======


(b) Computation of Fully Diluted
     Earnings per Share:

Weighted average common
equivalent shares outstanding
  Common stock ....................           3,907           4,039           3,905           4,035
  Common stock equivalents:
    Warrants(1) ...................              55              66              51              57
    Options (2) ...................             107             218              78             150
                                             ------          ------          ------          ------
Weighted average common and
common equivalent shares
outstanding .......................           4,069           4,323           4,034           4,242
                                             ======          ======          ======          ======


 Fully Diluted Earnings per Share .          $ 0.11          $ 0.13          $ 0.38          $ 0.59
                                             ======          ======          ======          ======


(1) Warrants issued 5/94 for 100,000 shares, less shares reacquired under the treasury stock method.

(2)  Options granted 12/94, 5/95, 12/95, 1/96, 7/96 and 11/96 under option plan, less shares reaquired under the treasury stock method.


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